Exhibit 99.1
Release Immediately
06-14-F

HERCULES HOLDS ANNUAL SHAREHOLDERS MEETING

▪	Ongoing EPS expected to improve 26% in the first quarter over 1Q 2005
▪	Cash from Operations continues to grow strongly

WILMINGTON, DE, APRIL 20, 2006 . . . Hercules Incorporated (NYSE: HPC) today held its annual shareholders meeting at its corporate headquarters in Wilmington, Delaware.

"I am very proud of the progress the Company has made both operationally and financially over the last several years,” said Craig Rogerson, President and Chief Executive Officer. “We began 2006 with positive momentum and very solid results. We continue to make excellent progress in strengthening our capital structure, paying off debt, growing earnings and most importantly, growing cash flow.”

Net sales were $527 million in the first quarter of 2006, an increase of 5% from the first quarter of 2005.

Preliminary earnings are estimated at $0.13 per diluted share for the first quarter of 2006 as compared to $0.04 per diluted share in the first quarter of 2005. Preliminary earnings from ongoing operations(1) for the first quarter of 2006 are estimated at $0.24 per diluted share, an increase of 26% compared to earnings from ongoing operations of $0.19 per diluted share in the first quarter of 2005. Please refer to Table 1 for a reconciliation of preliminary earnings per share from ongoing operations to reported earnings per share.

Preliminary cash flow from operations for the quarter ended March 31, 2006 is estimated at $28 million, an increase of approximately $58 million compared to the same period in 2005. In the first quarter of 2005, the Company voluntarily contributed $40 million to its U.S. pension plan. In the first quarter of 2006, the Company contributed $6 million to its Dutch pension plan.

The Company will finalize and release earnings on April 26, 2006 and hold an earnings conference call on April 27, 2006 at 8:00 a.m., EDST.

It was announced at the annual meeting that two incumbent directors, Thomas P. Gerrity and Joe B. Wyatt, were re-elected for a new three-year term. Shareholders also approved the appointment of BDO Seidman, LLP, as independent registered public accountants for 2006.

In addition, shareholders approved the proposal to elect each director annually. As described in our Proxy Statement, and in accordance with the Company's Certificate of Incorporation and Bylaws, Hercules intends to present this matter for consideration at the 2007 Annual Meeting of Shareholders.

The full text of Mr. Rogerson’s remarks at the 2006 Annual Shareholders Meeting can be found on our website at www.herc.com under Shareholder Info.

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, ability to execute and integrate acquisitions, ability to execute divestitures, ability to increase prices, business climate, business performance, changes in tax laws or regulations and related liabilities, changes in tax rates, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, risks in developing new market opportunities, environmental and safety regulations and clean-up costs, foreign exchange rates, asset dispositions, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities and potential natural disasters. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact: John S. Riley (302) 594-6025
Investor Contact: Stuart L. Fornoff (302) 594-7151

TABLE 1          Preliminary (unaudited)
Reconciliation to Ongoing Operations	THREE MONTHS ENDED MARCH 31, 2006	THREE MONTHS ENDED MARCH 31, 2005
Reported Earnings - Diluted EPS	$0.13	$0.04
Discontinued operations, net of tax	0.01	0.01
Cumulative effect of change in accounting principle, net of tax	(0.01)	-
Legal accruals and settlements(2)	(0.02)	0.09
Severance, restructuring and other exit costs	0.04	0.05
Accelerated depreciation	0.02	-
Loss on debt prepayment, net, and write-off of debt issuance costs	0.01	0.03
Loss on sale of FiberVisions	0.05	-
Accelerated vesting of stock compensation	-	0.02
Subtotal adjustment items(3)	0.10	0.20
Tax adjustment to the ongoing effective tax rate	0.01	(0.05)
Ongoing Operations(1) - Diluted EPS	$0.24	$0.19

Notes:
(1)   Ongoing operations is a non-GAAP financial measure. The ongoing operations include Paper Technologies and Ventures, the Aqualon Group, and FiberVisions. Results from ongoing operations exclude impairment and accelerated depreciation charges for certain facilities within these businesses, which will have no further operating impact, charges related to divested businesses, litigation against and settlements with the Company's insurance carriers, executive retirement benefits, and legal accruals and settlements. It also excludes the impact of the prepayment and refinancing of long-term debt. Please refer to the above Table for the reconciliation of reported to ongoing operations for the quarter.

(2)   These accruals relate to non-asbestos litigation matters.

(3)   Adjustment items have been tax affected at the U.S. federal statutory tax rate of 35% for 2006 and 2005, except for the loss on sale of FiberVisions. Valuation allowances have been established on this capital loss. Additionally, the related earnings per share impact are based upon diluted shares totaling 110.5 million for the three months ended March 31, 2006.